Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement of Mercer International Inc. on Form S-3 of our report dated June 1, 2005 which audit report expresses an unqualified opinion and for U.S. readers includes Canada-U.S. reporting differences which would require explanatory paragraphs, following the opinion paragraph, regarding substantial doubt about Stone Venepal (Celgar) Pulp Inc.’s ability to continue as a going concern and when there is change in accounting principles, relating to the financial statements of Stone Venepal (Celgar) Pulp Inc. as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 appearing in the Current Report on Form 8-K/A filed June 14, 2005 of Mercer International Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, Canada
June 14, 2005